Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
BancPlus Corporation and Subsidiaries
Ridgeland, Mississippi

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 17, 2020, on our audits of the consolidated financial statements of BancPlus Corporation and Subsidiaries (Corporation) as of December 31, 2019 and 2018, and for each of the years in the two-year period ended December 31, 2019, which are included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ BKD, LLP

Jackson, Mississippi
March 27, 2020